Exhibit (a)(5)(D)

MINERALS TECHNOLOGIES COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF AMCOL

NEW YORK, NY —March 21, 2014—Minerals Technologies Inc. (NYSE: MTX) announced today that it has commenced a tender offer to purchase all outstanding shares of AMCOL International Corporation (NYSE: ACO) for $45.75 per share in cash. The tender offer is being made pursuant to the Merger Agreement entered into and announced by Minerals Technologies (“MTI”) and AMCOL on March 10, 2014.

Unless extended, the tender offer will expire at 9:00 a.m., New York City time, on April 18, 2014. The completion of the tender offer is subject to the tender of at least a majority of AMCOL’s outstanding shares of common stock (on a fully diluted basis) and other customary closing conditions, including receipt of regulatory clearances.

As promptly as practicable following the completion of the tender offer, MTI will acquire all remaining AMCOL shares through a merger at the tender offer price.

MTI will file today with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, AMCOL will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the unanimous recommendation of AMCOL’s board of directors that AMCOL stockholders accept the tender offer and tender their AMCOL shares.

The information agent for the tender offer is Innisfree M&A Incorporated (the “Information Agent”). AMCOL stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials or who have questions regarding the tender offer should contact the Information Agent toll-free at (888) 750-5834.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer. Lazard Frères & Co. LLC is acting as dealer manager for the tender offer, and Cravath, Swaine & Moore LLP is acting as legal counsel to Minerals Technologies.

About Minerals Technologies

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, recorded sales of $1.02 billion in 2013.

About AMCOL

AMCOL, headquartered in Hoffman Estates, IL., USA, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.

NOTICE TO INVESTORS

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of AMCOL’s common stock. MTI will file with the SEC a tender offer statement on Schedule TO regarding the tender offer described herein, and AMCOL will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. AMCOL’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that AMCOL’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of AMCOL will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or by directing a request to the Information Agent at (888) 750-5834.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements relating to the company’s tender offer for AMCOL. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,”

“expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2013 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Minerals Technologies Media

Brunswick Group

Steve Lipin/Lauren Odell

212-333-3810

Minerals Technologies Media & Investor Relations

Rick B. Honey

212-878-1831

Innisfree M&A Incorporated (Information Agent for the offer)

888-750-5834